	Exhibit 99.1

Case Name: Interstate Bakeries
Corporation & All Subsidiaries		Case No: 04-45814-jwv-11

Consolidated Monthly Operating Report Summary
For The Four Weeks Ended and as of February 9, 2008
REVENUE
Gross Income			$209,727,145
Less Cost of Goods Sold			104,988,746
Ingredients, Packaging & Outside Purchasing	$58,393,428
Direct & Indirect Labor	35,351,672
Overhead & Production Administration	11,243,646
Gross Profit			104,738,399

OPERATING EXPENSES
Owner - Draws/Salaries	-
Selling & Delivery Employee Salaries	49,456,121
Advertising and Marketing	3,128,639
Insurance (Property, Casualty, & Medical)	11,253,892
Payroll Taxes	3,943,993
Lease and Rent	2,893,038
Telephone and Utilities	1,672,539
Corporate Expense (Including Salaries)	7,257,400
Other Expenses	29,287,804	(i)
Total Operating Expenses			108,893,426
EBITDA			(4,155,027)
Restructuring & Reorganization Charges	3,988,974	(ii)
Depreciation and Amortization	5,195,750
Abandonment	56,546
Property & Equipment Impairment	-
Other( Income)/Expense	(15,749)
Gain/Loss Sale of Prop	-
Interest Expense	3,450,597
Operating Income (Loss)			(16,831,145)
Income Tax Expense (Benefit)	(338,066)
Net Income (Loss)			$(16,493,079)

CURRENT ASSETS
Accounts Receivable at end of period			$133,680,801
Increase (Decrease) in Accounts Receivable for period			9,063,773
Inventory at end of period			53,747,240
Increase (Decrease) in Inventory for period			871,016
Cash at end of period			32,236,597
Increase (Decrease) in Cash for period			(4,118,556)
Restricted Cash			20,921,729	(iii)
Increase (Decrease) in Restricted Cash for period			-

LIABILITIES
Increase (Decrease) Liabilities Not Subject to Compromise			13,845,771
Increase (Decrease) Liabilities Subject to Compromise			22,710
Taxes payable:
Federal Payroll Taxes	$4,133,725
State/Local Payroll Taxes	4,858,313
State Sales Taxes	678,118
Real Estate and
Personal Property Taxes	6,349,552
Other (see attached supplemental schedule)	3,947,462
Total Taxes Payable			19,967,170

See attached supplemental schedule for footnoted information.

IBC
Other Taxes Payable - Supplemental Schedule
for period ended
February 9, 2008

Description	Amount

Use Tax	$544,442
Accr. Franchise Tax	1,755,609
Other Taxes	1,647,411

Total Other Taxes Payable	$3,947,462

9th period
(i) Other Expenses included the following items:
Employee benefit costs	12,145,298
Facility costs (excluding lease expense)	973,535
Distribution/transportation costs	12,901,688
Local promotional costs	825,423
Miscellaneous	2,441,860
$29,287,804

(ii) Restructuring and reorganization expenses for the period included:
Restructuring expenses
(Gain)/loss on sale of assets	(841,283)
Other	229,859
Reorganization expenses
Professional fees	4,602,365
Interest income	(1,967)
$3,988,974

(iii) Restricted cash represents cash held as collateral pursuant to IBC's debtor-in-possession credit facility.

Note: Capital expenditures for the period totaled approximately $1.4 million.

EXPLANATORY NOTES TO THE INTERSTATE BAKERIES CORPORATION
CONSOLIDATED MONTHLY OPERATING REPORT
DATED AS OF FEBRUARY 9, 2008

1.
This consolidated Monthly Operating Report (MOR), reflecting results for the four-week period ended February 9, 2008 and balances of and period changes in certain of the Company’s accounts as of February 9, 2008, is unaudited. This MOR should be read together and concurrently with the Company’s second quarter 2008 Form 10-Q that was filed with the SEC on December 20, 2007 and the Company’s Annual Report on Form 10-K for fiscal 2007 filed with the SEC on August 16, 2007 for a comprehensive description of our current financial condition and operating results. This MOR is being provided to the Bankruptcy Court and the U.S. Trustee pursuant to requirements under Local Rule 2015-2 C.

2.
This MOR is not audited and will not be subject to audit or review by our external auditors on a stand-alone basis at any time in the future.  This MOR does not include certain quarterly and year-to-date adjustments reflected upon review of major asset and liability accounts prior to the Company’s filing of its quarterly and annual financial statements with the SEC.

Due to the timing impact of the foregoing, results for this period as presented in the MOR are not necessarily indicative of the actual results for the period if all such matters were allocated to all periods in the quarter or year.  Accordingly, each period reported in the MORs should not be viewed on a stand-alone basis, but rather in the context of previously reported financial results, including the Company’s SEC filings.

3.
This MOR is presented in a format providing information required under local rule and incorporating measurements used for internal operating purposes, rather than in accordance with accounting principles generally accepted in the United States of America (GAAP) for interim financial information. This MOR does not include certain financial statements and explanatory footnotes, including disclosures required under GAAP.

4.
As of February 9, 2008 the Company had borrowed $10 million under its $200 million debtor-in-possession credit facility, which is subject to a borrowing base formula based on its level of eligible accounts receivable, inventory, certain real property and reserves.  The credit facility was also utilized to support the issuance of letters of credit primarily in support of the Company’s insurance programs.  As of February 9, 2008 there were $129.1 million of letters of credit outstanding under the debtor-in-possession credit facility. The amount of the credit facility available for borrowing was $45.6 million as of February 9, 2008.  In addition to the borrowing base formula, each borrowing under the debtor-in-possession credit facility is subject to its terms and conditions, including the absence of an event of default thereunder.  (See Note 8 and 20 to the Company’s financial statements included in its Form 10-Q for the second fiscal quarter of 2008 ended November 17, 2007 for additional information.)